Exhibit 99.3

CONSENT OF TRUSTEE NOMINEE

I hereby consent to being named as a trustee nominee in the Registration Statement on Form S-11 to be filed by Republic Property Trust (“Republic”), and in all subsequent amendments and post-effective amendments or supplements to the Registration Statement (including the prospectus contained therein).

Date: October 19, 2005

/s/ Ronald D. Paul
Ronald D. Paul